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                                                       EXHIBIT 24-2

                                MCN CORPORATION

                          CERTIFIED COPY OF RESOLUTION

       I, Daniel L. Schiffer, Vice President, General Counsel and Secretary of MCN Corporation, a Michigan corporation, DO HEREBY CERTIFY that the following is a true and complete copy of a resolution duly adopted by the Board of Directors of MCN Corporation on February 24, 1994:

              WHEREAS, the Board of Directors has determined that it was desirable and in the best interest of the Corporation that it be able to issue shares of its Common Stock for purchase by the Corporation's Dividend Reinvestment Plan, MichCon's Savings and Investment Plans, and Genix Corporation's Retirement Savings Plan for Salaried Employees and for awards of restricted stock under the Corporation's Stock Incentive Plan, and such Plans permit the use of original issue stock in addition to stock acquired through open market purchases.

             WHEREAS, the Board of Directors has determined that it is also desirable and in the best interest of the Corporation that it be able to authorize and issue 650,000 additional shares of its Common Stock for purchase by MichCon's Savings and Investment Plans.

             NOW THEREFORE BE IT RESOLVED, that the Board authorizes the issuance of up to an aggregate of 650,000 shares of the Corporation's Common Stock to be issued in connection with the MichCon's Savings and Investment Plans at a price equal to the market value of the Corporation's Common Stock at the time of sale or otherwise based on market price as set forth in any such Plan.

             FURTHER RESOLVED, that the officers of the Corporation, and each of them, are authorized to execute any and all documents, and take any and all further actions as they, or any of them, may deem necessary or advisable in connection with the foregoing, including but not limited to:

            (a) executing and filing an application, and any and all amendments thereto, with the New York Stock Exchange for the listing of up to 650,000 shares of the Corporation's common stock.

            (b) executing such documents and effecting such filings as may be required under Blue Sky laws.

            (c) retaining and employing counsel and others whose service may be necessary or desirable in connection with the issuance and sale of such stock.

I further certify that said resolution remains in full force and effect on the date thereof.

       IN WITNESS WHEREOF, I have hereunto set my hand this 25th day of March, 1994.


                           /s/ DANIEL L. SCHIFFER
                     -------------------------------------
                               Daniel L. Schiffer
                        Vice President, General Counsel
                                 and Secretary